DESCRIPTION OF CAPITAL STOCK

Infrastructure and Energy Alternatives, Inc. (the “Company”) has two classes of securities registered under Section 12(b) of the Securities Exchange Act of 1934, as amended: (1) common stock, par value $0.0001 per share, and (2) Warrants (as defined below).

The following summary descriptions are qualified in their entirety by reference to the provisions of Delaware General Corporation Law (the “DGCL”) and to our Second Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, Certificates of Designation for the Series A Preferred Stock and Series B Preferred Stock (each as defined below), form of Warrant Certificate and Amended and Restated Warrant Agreement, dated March 26, 2018, by and between the Company and Continental Stock Transfer & Trust Company, all of which are filed as exhibits to this Annual Report on Form 10-K.

Common Stock

Our Second Amended and Restated Certificate of Incorporation provides that all of the shares of our Common Stock have identical rights, powers, preferences and privileges.

Voting Power. Holders of Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified by our Second Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of Common Stock that are voted is required to approve any such matter voted on by our stockholders. Our board of directors is divided into three classes, each of which will serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors.

Dividends and Other Distribution. The holders of our Common Stock are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor and subject to the provisions of the Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) and each series of Series B Preferred Stock, par value $0.0001 per share (collectively, the “Series B Preferred Stock”). The Series A Preferred Stock and Series B Preferred Stock rank senior to the Common Stock with respect to dividends and distributions.

Liquidation, Dissolution and Winding Up. In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock, including the Series A Preferred Stock and Series B Preferred Stock, have been satisfied. The Series A Preferred Stock and Series B Preferred Stock rank senior to the Common Stock with respect to dividends and distributions.

Preemptive Rights. Holders of Common Stock have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our Common Stock.

Warrants

Our outstanding Warrants consist of (collectively, the “Warrants”): (1) warrants for Common Stock originally sold as part of units in our initial public offering in July 2016 (the “Public Warrants”); (2) warrants for Common Stock that were originally issued to investors as part of units in a private placement that closed concurrently with the consummation of our initial public offering in July 2016 (the “Private Placement Warrants”); and (3) warrants for Common Stock that were issued to the certain purchasers in connection with the closing of our Merger on March 26, 2018 (the “Backstop Warrants”). The terms and conditions of the Public Warrants, Private Placement Warrants and Backstop Warrants are identical, unless otherwise noted below.

Exercise Price. Each Public Warrant entitles the registered holder to purchase one-half of one share of our Common Stock at a price of $5.75 per half share, subject to adjustment as discussed below. For example, if a warrant holder holds two Public Warrants, such warrants will be exercisable for one share of our Common Stock at $11.50 per share (the “Warrant Price”). The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) business days; provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to registered holders of the Public Warrants and, provided further that any such reduction shall be applied consistently to all of the Warrants.

Subject to the provisions of the Public Warrants and Warrant Agreement, a Public Warrant may be exercised by the holder thereof by surrendering it, at the office of the Warrant Agent by paying in full the Warrant Price for each full share of Common Stock as to which the Public Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Public Warrant, as follows:

•	by good certified check or good bank draft payable to the order of the Company (or as otherwise agreed to by the Company); or

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in the event of redemption in which the Company has elected to force all holders of Public Warrants to exercise such Public Warrants on a “cashless basis,” by surrendering the Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Public Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value” by (y) the Fair Market Value; provided, however, that Public Warrants may not be exercised on a “cashless basis” unless the Fair Market Value is equal to or higher than the Warrant Price. For these purposes, the “Fair Market Value” means the average reported last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of Public Warrants; or

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with respect to any Private Placement Warrants, so long as such Private Placement Warrants are held by the Sponsor, Cantor Fitzgerald & Co. or their permitted transferees, by surrendering such Private Placement Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Private Placement Warrants, multiplied by the difference between the exercise price of the Private Placement Warrants and the “Fair Market Value” by (y) the Fair Market Value; provided, however, that no cashless exercise shall be permitted unless the Fair Market Value is equal to or higher than the Warrant PriceFor these purposes, the “Fair Market Value” means the average reported last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date of exercise; or

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during any other period when the Company shall fail to have maintained an effective registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants, by surrendering such Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “Fair Market Value” by (y) the Fair Market Value; provided, however, that no cashless exercise shall be permitted unless the Fair Market Value is equal to or higher than the Warrant Price. For these purposes, the “Fair Market Value” shall mean the average reported last sale price of the Common Stock for the ten (10) trading days ending on the day prior to the date of exercise.

We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis (except as set forth below), and we will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or unless an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Common Stock underlying such unit.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person's affiliates), to the Warrant Agent's actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

Exercise Period. A Public Warrant may be exercised only until the earlier to occur of (i) five years from the consummation of Merger, (ii) the liquidation of the Company in accordance with the Company's Second Amended and Restated Certificate of Incorporation, as amended from time to time, if the Company fails to consummate a Business

Combination and (iii) the Redemption Date (“Expiration Date”). Except with respect to the right to receive the Redemption Price, each Public Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereto shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Public Warrants by delaying the Expiration Date; provided, however, that the Company will provide at least twenty (20) days prior written notice of any such extension to registered holders. The Company in its sole discretion may extend the duration of the Public Warrants by delaying the Expiration Date; provided, however, that the Company will provide at least twenty (20) days prior written notice of any such extension to registered holders.

Reservation of Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Public Warrants.

Redemption. Not less than all of the outstanding Public Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration (so long as there is a current registration statement in effect with respect to the shares of Common Stock underlying the Public Warrants), at the office of the Warrant Agent, upon the notice, at the price of $0.01 per Warrant (“Redemption Price”), provided that the last sales price of the Common Stock equals or exceeds $24.00 per share (subject to adjustment), on each of twenty (20) trading days within any thirty (30) trading day period (“30-Day Trading Period”) ending on the third business day prior to the date on which notice of redemption is given and provided further that there is a current registration statement in effect with respect to the Common Stock underlying the Public Warrants commencing five business days prior to the 30-Day Trading Period and continuing each day thereafter until the Redemption Date (defined below); provided, however, in the event there was no actual trading of the Common Stock for any day within such 30-Day Trading Period, then the closing bid price on such day must exceed $24.00 per share to count.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Public Warrants to do so on a “cashless basis.” If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “Fair Market Value” by (y) the Fair Market Value. For these purposes, the Fair Market Value shall mean the average reported last sale price of the Common Stock for the 10 consecutive trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.

The redemption rights shall not apply to the Private Placement Warrants if at the time of the redemption such Private Placement Warrants continue to be held by M III Sponsor, Cantor Fitzgerald & Co. or their permitted transferees. However, once such Private Placement Warrants are transferred, the Company may redeem the Private Placement Warrants in the same manner as the Public Warrants.

Adjustments. The number of shares of Common Stock underlying the Public Warrants adjusts as follows:

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Stock Dividends-Split Ups. If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

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Aggregation of Shares. If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

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Extraordinary Dividends. In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

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Adjustments to Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

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Replacement of Securities upon Reorganization. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Common Stock, the holder of a Public Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Public Warrant holder had exercised the Public Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Public Warrant.

Amendment. The Public Warrants were issued in registered form under the Warrant Agreement, which provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

Additional Terms and Conditions of Private Placement Warrants. The Private Placement Warrants are in the same form as the Public Warrants but they (i) are not redeemable by the Company as described above and (ii) may be exercised for cash or on a cashless basis as described above under “-Exercise,” in either case as long as the Private Placement Warrants are held by the initial purchasers or their affiliates and permitted transferees. Once a Private Placement Warrant is transferred to a holder other than an affiliate or permitted transferee, it shall be treated as a Public Warrants for all purposes.

Preferred Stock

        Our Second Amended and Restated Certificate of Incorporation permits our Board, from time to time, to issue Preferred Stock in one or more series, and to establish the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof. Our Board has designated the Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock out of the authorized Preferred Stock. The Common Stock is junior to the Series A Preferred Stock and the Series B Preferred Stock. The Series A Preferred Stock is junior to the Series B Preferred Stock.

Series A Preferred Stock

        Number.    The number of authorized shares of Series A Preferred Stock is 34,965.

        Ranking.    The Series A Preferred Stock ranks: (a) equally in right of payment with Parity Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, (b) senior in right of payment to Junior Stock, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and (c) junior in right of payment to Senior Stock, if any, with respect to the payment of dividends or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. The Series A Preferred Stock is junior to the Series B Preferred Stock, but senior to the Common Stock.

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"Parity Stock" means any class or series of capital stock of the Company authorized that expressly ranks equally with the Series A Preferred Stock with respect to the payment of dividends and in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

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"Junior Stock" means the Common Stock and any other class or series of capital stock of the Company, other than Parity Stock, now existing or hereafter authorized not expressly ranking senior to the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

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"Senior Stock" means the Series B Preferred Stock or any class or series of capital stock of the Company hereafter authorized which expressly ranks senior to the Series A Preferred Stock and has preference or priority over the Series A Preferred Stock as to the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company.

        Stated Value.    The Series A Preferred Stock has a stated value (the "Series A Stated Value") as of a particular time with respect to a share of Series A Preferred Stock equal to the sum of (i) $1,000, plus (ii) the amount of accumulated but unpaid dividends compounded and accumulated on such share as a result of Series A Preferred Accumulated Dividends (as defined below), in each case of clauses (i) and (ii) as equitably adjusted for any stock dividend (including any dividend of securities convertible into or exchangeable for Series A Preferred Stock), stock split (including a reverse stock split), stock combination, reclassification or similar transaction with respect to the Series A Preferred Stock after the date of issuance of such share of Series A Preferred Stock.

        Dividends.    No dividends shall be paid on the Series A Preferred Stock unless as, if and when declared by the Board. Until the Series A Preferred Stock is redeemed (the "Dividend Cessation Date"), dividends will accrue for each Dividend Period with respect to each share of Series A Preferred Stock at the Accumulated Dividend Rate on the Stated Value of such share of Series A Preferred Stock and will increase the Stated Value of such share of Series A Preferred Stock on and effective as of the applicable Dividend Payment Date without any further action by the Board (the "Series A Preferred Accumulated Dividend"); provided, that, to the maximum extent not prohibited by the terms of the Series B Preferred Stock or of the Third A&R Credit Facility, and only as, if and when declared by the Board, dividends shall be declared and paid in cash with respect to each share of Series A Preferred Stock at the Cash Dividend Rate on the Stated Value of such share of Series A Preferred Stock and will be payable in cash quarterly in arrears on the applicable Dividend Payment Date (the "Series A Preferred Cash Dividend" and together with the Series A Preferred Accumulated Dividend, the "Series A Preferred Dividend").

•	"Dividend Period" means the period from the date of original issuance of the Series A Preferred Stock (the "Closing Date") to the first Dividend Payment Date and each quarterly period thereafter.

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"Dividend Payment Date" means to the extent that any shares of Series A Preferred Stock are then outstanding, each of March 31, June 30, September 30 and December 31 or, to the extent any of the foregoing is not a Business Day, the first Business Day following such date. "Business Day" means any day except a Saturday, a Sunday or other day on which the SEC or banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

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"Accumulated Dividend Rate" means (i) eight percent (8%) per annum during the period from the Closing Date until the date (the "18 Month Anniversary Date") that is 18 months from the Closing Date; provided, however, if the Company does not hold a special stockholders meeting to obtain Stockholder Rule 5635 Approval within 90 days of the Closing Date, then the rate shall be ten percent (10%) during the period from the date that is 91 days from the Closing Date until the 18 Month Anniversary Date and (ii) twelve percent (12%) per annum during the period from and after the 18 Month Anniversary Date; provided that, from and after the occurrence of any Non-Payment Event or Default Event and until the cure, resolution or waiver of such Non-Payment Event or Default Event, as the case may be, the Accumulated Dividend Rate shall be the Accumulated Dividend Rate as otherwise determined pursuant to the foregoing clause (i) or (ii) plus 2% per annum.

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"Non-Payment Event" means failure of the Company to (i) make, on any Dividend Payment Date, any cash dividend payments the Company is obligated to make on such Dividend Payment Date pursuant to the Series A Certificate, or (ii) redeem any shares of Series A Preferred Stock as and when required in accordance with Series A Certificate, in either case which is not cured within five (5) days after written notice from the Stockholders' Representative after such default.

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"Default Event" means any material breach by the Company of its obligations under the Series A Certificate, other than a Non-Payment Event, which, if curable, is not cured on or prior to the 30th day after receipt of written notice from the Stockholders' Representative after such default.

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"Cash Dividend Rate" means (i) six percent (6%) per annum from the Closing Date until the 18 Month Anniversary Date; provided, however, if the Company does not hold a special stockholders meeting to obtain Stockholder Rule 5635 Approval within 90 days of the Closing Date, then the rate shall be eight percent (8%) during the period from the date that is 91 days from the Closing Date until the 18 Month Anniversary Date and (ii) ten percent (10%) per annum during the period from and after the 18 Month Anniversary Date; provided that, (x) so long as any shares of Series B Preferred Stock is outstanding or (y) from and after the occurrence of any Non-Payment Event or Default Event and until the cure, resolution or waiver of such Non-Payment Event or Default Event, as the case may be, the Cash Dividend Rate shall be the Cash Dividend Rate as otherwise determined pursuant to the foregoing clause (i) or (ii) plus 2% per annum.

        The Series A Preferred Dividend shall accumulate daily on the basis of a 360-day year consisting of twelve 30-day periods on the Stated Value of each share of Series A Preferred Stock (as such Stated Value may be increased by any Series A Preferred Accumulated Dividends pursuant to the Series A Certificate) and (y) the amount of Series A Preferred Dividends accumulated on the Series A Preferred Stock for any period other than a full Dividend Period shall be computed on the basis of the actual number of days elapsed during the period over a 360-day year. The dividends that accrued with respect to each share of Series A Preferred Stock for the Dividend Periods ended on December 31, 2018 and March 31, 2019, respectively, are deemed to have accrued at the Accumulated Dividend Rate on the Stated Value of such share of Series A Preferred Stock and to have increased the Stated Value of such share of Series A Preferred Stock on and effective as of such respective Dividend Payment Date without any further action by the Board, and such dividends shall constitute Series A Preferred Accumulated Dividends.

        Until the Dividend Cessation Date of all shares of Series A Preferred Stock, neither the Company nor any of its subsidiaries shall declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company or any of its subsidiaries, other than (i) dividends payable on (A) Senior Stock, (B) Parity Stock in compliance, to the extent applicable, with the provisions of the Series A Certificate, and (C) Common Stock payable solely in the form of additional shares of Common Stock, and (ii) dividends or distributions by a subsidiary. Until the Dividend Cessation Date of all Series A Preferred Stock, neither the Company nor any of its subsidiaries shall redeem, purchase or otherwise acquire directly or indirectly any (x) Junior Stock, other than repurchases of Common Stock of departing directors and officers of the Company, (y) Parity Stock, other than in compliance, to the extent applicable, with the provisions of the Series A Certificate.

        Liquidation Event.    Subject to the rights of the holders of any Senior Stock or Parity Stock in connection therewith, upon any Liquidation Event, each holder of Series A Preferred Stock shall be entitled to be paid, out of the assets of the Company legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock in connection with such Liquidation Event, an amount per share of Series A Preferred Stock held by such holder equal to the sum of (i) the Stated Value plus (ii) all accrued and unpaid dividends, if any, with respect to such share calculated through the day prior to such payment. A "Liquidation Event" means (i) effecting any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (ii) any voluntary or involuntary filing for bankruptcy, insolvency, receivership or any similar proceedings by or against the Company or any of its subsidiaries that holds, directly or indirectly, all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis, (iii) a receiver or trustee is appointed for all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis, or (iv) the Company or any subsidiary of the Company that owns all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis makes an assignment for the benefit of its creditors.

        Voting Rights.    Other than any voting rights provided by law or as expressly provided by the Series A Certificate, the holders of the Series A Preferred Stock (in their capacities as such) shall not have voting rights of shareholders under this the Series A Certificate, the Second Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws and the Securities Act, on account of the shares of Series A Preferred Stock from time to time held by such holders.

        Consent Rights.    Until the Dividend Cessation Date of all Series A Preferred Stock, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly (whether by merger, consolidation, amendment of the Series A Certificate or otherwise), without the prior written approval of the Stockholders' Representative:

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create, or authorize the creation of, or issue or obligate itself to issue any shares of, (A) Senior Stock, other than the Series B Preferred Stock (provided that, (A) any issuances of Series B Preferred Stock other than the Approved Series B Shares (whether or not the Approved Series B Shares have been redeemed or otherwise retired) and (B) any amendments, waivers or other modifications to the Series B Certificates that are adverse to any holder of Series A Preferred Stock shall require the prior written approval of the Stockholders' Representative), (B) Parity Stock (including any Series A Preferred Stock, other than the Series A Preferred Stock issued pursuant to the Merger Agreement), (C) any capital stock that votes as a single class with the Series A Preferred Stock on any of the matters which require the consent of the holders of a majority of the Series A Preferred Stock pursuant the Series A Certificate, or (D) any capital stock of a subsidiary of the Company, other than a wholly owned subsidiary of the Company; provided, that, this clause (D) shall not apply to capital stock of a subsidiary of the Company issued as consideration for a bona-fide acquisition by the Company or any of its subsidiaries approved by the Board and the primary purpose of which is not to obtain financing;

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reclassify, alter or amend any capital stock of the Company or its subsidiaries if such reclassification, alteration or amendment would render such other capital stock senior to or pari passu with the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company or the payment of dividends;

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enter into any agreement with respect to, or consummate, any merger, consolidation or similar transaction with any other person pursuant to which the Company or such subsidiary would not be the surviving entity in such transaction, if as a result of such transaction, any capital stock or equity or equity-linked securities of such person would rank senior to or pari passu with the Series A Preferred Stock as to the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the surviving entity or such subsidiary;

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assume, incur or guarantee, or authorize the creation, assumption, incurrence or guarantee of, any indebtedness for borrowed money (specifically excluding letters of credit, performance or payment bonds, and capitalized lease obligations) if, after taking into account such assumption, incurrence or guarantee of such indebtedness for borrowed money, the aggregate outstanding amount of such indebtedness for borrowed money of the Company and its subsidiaries would exceed $5,000,000 on a consolidated basis, other than (x) any indebtedness for borrowed money under the Third A&R Credit Facility or (y) any refinancing thereof in a principal amount not to exceed the available amount under the Third A&R Credit Facility;

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authorize or consummate any Change of Control (as defined below) or Liquidation Event unless on or prior to the consummation of such Change of Control or Liquidation Event, all shares of Series A Preferred Stock will be redeemed, paid or purchased in full at the Redemption Price (as defined below); or

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alter, amend, supplement, restate, waive or otherwise modify any provision of the Series A Certificate or any other governing document of the Company (including any other certificate of designations with respect to Preferred Stock) in a manner that would reasonably be expected to be materially adverse to the rights or obligations of the holders of the Series A Preferred Stock.

Optional Redemption.    Subject to the terms of the Series B Preferred Stock, the Company may, at any time and from time to time, redeem all or any portion of the shares of Series A Preferred Stock then outstanding; provided, that any such redemption shall be on a pro rata basis among the holders of Series A Preferred Stock in accordance with the number of shares of Series A Preferred Stock then held by such holders. In connection with any redemption, the Company shall pay a price per share of Series A Preferred Stock in cash equal to the Stated Value thereof plus all accrued and unpaid dividends thereon calculated through the day prior to such redemption (the "Redemption Price"). There shall be no premium or penalty payable in connection with any redemption.

Redemption in Connection with Certain Events.    Subject to compliance with the terms of the Third A&R Credit Agreement, the Company is required to redeem all of the Series A Preferred Stock as a condition to the consummation of a Change in Control at the Optional Redemption Price, as well as use the net cash proceeds from any Qualifying Equity Sale or Significant Disposition to redeem the maximum number of shares of Series B Preferred Stock, on a pro rata basis, at the Optional Redemption Price that are redeemable from the net cash proceeds from such Qualifying Equity Sale or Significant Disposition.

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"Change in Control" means any (a) direct or indirect acquisition (whether by a purchase, sale, transfer, exchange, issuance, merger, consolidation or other business combination) of shares of capital stock or other securities, in a single transaction or series of related transactions, (b) merger, consolidation or other business combination directly or indirectly involving the Company, (c) reorganization, equity recapitalization, liquidation or dissolution directly or indirectly involving the Company, in each case for clauses (a) - (c) which results in any one person, or more than one person that are affiliates or that are acting as a group, acquiring direct or indirect ownership of equity securities of the Company which, together with the equity securities held by such person, such person and its affiliates or such group, constitutes more than 50% of the total direct or indirect voting power of the equity securities of the Company, taken as a whole, or (d) direct or indirect sale, lease, exchange, transfer or other disposition, in a single transaction or series of related transactions, of assets or businesses that constitute or represent all or substantially all of the consolidated assets of the Company and the Company subsidiaries, taken as a whole; provided, that no Change of Control shall be deemed to have occurred pursuant to the foregoing clauses (a) through (d), (A) if the acquirer in such transaction is or the acquiring group in such transaction includes, directly or indirectly, Oaktree Capital Management, L.P., Oaktree and/or any affiliates of the foregoing, the "Oaktree Holders") or (B) if such Change of Control was the result, in whole or in part, of a sale, directly or indirectly, to the applicable acquirer (or an affiliate thereof) of shares of the Company or other rights in respect of shares of the Company owned by the Oaktree Holders (excluding for purposes of clause (B) to this proviso (x) any sales (other than block trades in which such Oaktree Holder is either (i) selling capital stock or other securities of the Company in an amount in excess of 10% of the then outstanding capital stock of the Company or (ii) was reasonably aware of the counterparty(ies) to such block trade) in the open market (including sales conducted by a third-party underwriter, initial purchaser or broker-dealer) and (y) any merger, tender offer or other transaction described in the foregoing clauses (a) through (d) approved by a majority of the board of directors of the Company (excluding any vote of the GFI Designees (as defined in the First A&R Investor Rights Agreement, as amended) for this purpose)).

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"Qualifying Equity Sale" means the sale by the Company or any of its subsidiaries of any capital stock of the Company or such subsidiary, including the sale of such capital stock upon the cash exercise of any warrants issued by the Company; provided that "Qualifying Equity Sale" shall not include (i) sales of any Common Stock of the Company or derivatives thereof (such as options) to management, consultants or directors of the Company or any of its subsidiaries pursuant to a stock incentive plan approved by the Board, (ii) sales of capital stock to the extent the proceeds thereof are used to maintain the Company's solvency (as reasonably determined by the Board as of the date of issuance) or to avoid a default under any bona-fide credit agreement to which the Company or any of its subsidiaries are subject (e.g., an equity cure) with any lender or (iii) issuances of capital stock of the Company to any person as consideration for any bona-fide acquisition by the Company or any of its subsidiaries approved by the Board (including any Board member nominated by GFI) and the primary purpose of which is not to obtain financing.

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"Significant Disposition" means any direct or indirect sale, lease, license, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of any assets or businesses of the Company and/or its subsidiaries outside the ordinary course of business for which the Company and/or its subsidiaries receives consideration having a value in excess of $5,000,000.

        Conversion into Common Stock.    Any holder of Series A Preferred Stock may elect, by written notice to the Company (w) at any time and from time to time on or after the third anniversary of the Closing Date, (x) at any time and from time to time, if at such time the terms of the Series B Preferred Stock or of the Third A&R Credit Facility would prohibit the Company from paying dividends in cash pursuant to the Series A Certificate), (y) at any time any shares of Series B Preferred Stock is outstanding or (z) at any time and from time to time on or after the occurrence of a Non-Payment Event or Default Event until such Non-Payment Event or Default Event is cured by the Company, to cause the Company to convert, without the payment of additional consideration by such holder, all or any portion of the issued and outstanding shares of Series A Preferred Stock held by such holder, as specified by such holder in such notice, into a number of shares of Common Stock determined by dividing (i) the Stated Value plus accrued and unpaid dividends as of the conversion date for the share(s) of Series A Preferred Stock to be converted by (ii) the VWAP per share of Common Stock for the 30 consecutive trading days ending on the trading day immediately prior to the conversion date; provided, however, that if a Non-Payment Event or Default Event has occurred and has not been cured by the Company as of the conversion date, or if such holder is converting pursuant to provision (x) or (y) above, the Company shall issue to such holder a number of shares of Common Stock determined by dividing (1) the Stated Value plus accrued and unpaid dividends as of the conversion date for the share(s) of Series A Preferred Stock to be converted by (2) the product of (x) 90% multiplied by (y) the VWAP per share of Common Stock for the 30 consecutive trading days ending on the trading day immediately prior to the conversion date.

Series B Preferred Stock

        We have three designations of Series B Preferred Stock outstanding that were issued from the Company's authorized and unissued shares of Preferred Stock: Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock. Except as noted below, the terms of the Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock are substantially similar.

        Number.    The number of authorized shares of Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock is 50,000 shares, 50,000 shares and 130,000 shares, respectively.

        Ranking.    The Series Preferred Stock ranks: (a) equally in right of payment with any class or series of capital stock of the Company that expressly ranks (a) equally in right of payment with Parity Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, (b) senior in right of payment to Junior Stock, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and (c) junior in right of payment to Senior Stock, if any, with respect to the payment of dividends or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

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"Parity Stock" means any class or series of capital stock of the Company authorized that expressly ranks equally with the Series B Preferred Stock with respect to the payment of dividends and in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. The Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock are considered Parity Stock with respect to each other.

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"Junior Stock" means (i) the Series A Preferred Stock, (ii) the Common Stock and (iii) any other class or series of capital stock of the Company, other than Parity Stock, now existing or hereafter authorized not expressly ranking senior to any of the Series B Preferred Stock with respect to the payment of dividends or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

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"Senior Stock" means any class or series of capital stock of the Company authorized which expressly ranks senior to the Series B Preferred Stock and has preference or priority over the Series B Preferred Stock as to the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company.

        Stated Value.    The Series B Preferred Stock has a stated value (the "Stated Value") as of a particular time with respect to a share of Series B Preferred Stock, of an amount equal to the sum of (i) $1,000, as equitably adjusted for any stock dividend (including any dividend of securities convertible into or exchangeable for Series B Preferred Stock), stock split (including a reverse stock split), stock combination, reclassification or similar transaction with respect to the Series B Preferred Stock after the date of issuance of such share of Series B Preferred Stock, plus (ii) the amount of accumulated but unpaid dividends compounded and accumulated on such share as a result of Series B Preferred Dividends.

        Dividends.    No dividends shall be paid on any shares of Series B Preferred Stock unless as, if and when declared by the Board. Except as set forth in the Certificate, dividends accumulate for each Dividend Period with respect to each share, or fraction of a share, of Series B Preferred Stock at the Accumulated Dividend Rate on the Stated Value per whole share (or fraction thereof with respect to fractional shares) and will increase the Stated Value of such share of Series B Preferred Stock on and effective as of the applicable Dividend Date without any further action by the Board (the "Series B Preferred Accumulated Dividend"); provided, that, to the extent not prohibited by applicable law, and only as, if and when declared by the Board, dividends will be declared and paid in cash with respect to each share, or fraction of a share, of Series B Preferred Stock at the Cash Dividend Rate on the Stated Value per whole share (or fraction thereof with respect to fractional shares) and will be payable in cash quarterly in arrears on the applicable Dividend Date (the "Series B Preferred Cash Dividend" and together with the Series B Preferred Accumulated Dividend, the "Series B Preferred Dividend").

•	"Dividend Period" means the period from the applicable issue date to the first applicable Dividend Date, and each quarterly period thereafter.

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"Dividend Date" means to the extent that any shares of Series B Preferred Stock are then outstanding, each of March 31, June 30, September 30 and December 31 or, to the extent any of the foregoing is not a Business Day, the first Business Day following such date. A "Business Day" means any day except a Saturday, a Sunday or other day on which the SEC or banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

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"Accumulated Dividend Rate" means, in the case of Series B-1 Preferred Stock, 18% per annum from and including the date of the closing of the original issuance of Series B Preferred Stock until the date of the closing of the original issuance of Series B-3 Preferred Stock and 15% per annum thereafter, in the case of Series B-2 Preferred Stock, 18% per annum from and including the date of the closing of the original issuance of Series B-2 Preferred Stock until the date of the closing of the original issuance of Series B-3 Preferred Stock and 15% per annum thereafter, and in the case of Series B-3 Preferred Stock, 15% per annum; provided, that, from and after the occurrence of any Non-Payment Event or Default Event and until the cure, resolution or waiver of such Non-Payment Event or Default Event, as the case may be, the Accumulated Dividend Rate shall be the Accumulated Dividend Rate as otherwise determined pursuant to this definition plus 2% per annum. A "Non-Payment Event" means failure of the Company to redeem any shares of Series B Preferred Stock as and when required in accordance with the Certificate, in either case which is not cured within five (5) days after written notice from Ares after such default. A "Default Event" means any material breach by the Company of its obligations under this Certificate, other than a Non-Payment Event, which, if curable, is not cured on or prior to the 30th day after receipt of written notice from Ares after such default.

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"Cash Dividend Rate" means with respect to any Dividend Period for which the Total Net Leverage Ratio is greater than 1.50 to 1.00, 13.5% per annum, and (ii) with respect to any Dividend Period for which the Total Net Leverage Ratio is less than or equal to 1.50 to 1.00, 12% per annum. The "Total Net Leverage Ratio" means, with respect to any Dividend Period, the "Total Net Leverage Ratio" (as defined under the Third A&R Credit Agreement), calculated as of the date of the most recently provided compliance certificate under the Third A&R Credit Agreement as of the beginning of such Dividend Period.

        Other than as permitted pursuant to the Certificate, any Series B Preferred Cash Dividend shall be paid prior and in preference to dividends or distributions on shares of Common Stock and any shares of other Junior Stock, pari passu with and on a Pro Rata Dividend Basis with any other shares of Series B Preferred Stock and pari passu with any shares of any other Parity Stock (to the extent such Parity Stock is such because it ranks on a par with the Series B Preferred Stock as to dividends). Commencing on the applicable issue date, the applicable Series B Preferred Dividend shall accumulate daily on the basis of a 360-day year consisting of twelve 30-day periods on the Stated Value of each share of Series B Preferred Stock (as such Stated Value may be increased by any Series B Preferred Accumulated Dividends and the amount of Series B Preferred Dividends accumulated on the Series B Preferred Stock for any period other than a full Dividend Period shall be computed on the basis of the actual number of days elapsed during the period over a 360-day year.

        Until the Series B Preferred Stock is redeemed (the "Dividend Cessation Date"), neither the Company nor any of its subsidiaries shall declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company or any of its subsidiaries, other than (i) dividends payable on (A) Senior Stock, (B) the Series B Preferred Stock under their respective certificates, (C) other Parity Stock except in accordance with the Certificates and (D) Junior Stock payable solely in the form of additional shares of Junior Stock, and (ii) dividends or distributions by a subsidiary; provided that the Company may pay cash dividends on the Series A Preferred Stock ("Class A Cash Dividends") if permitted by the terms of the Certificates and either (x) no dividends have accumulated on any shares of Series B Preferred Stock prior to or on the date such dividend is paid on the Series A Preferred Stock or (y) as of the date such dividend is paid on the Series A Preferred Stock, the Company has redeemed, in accordance with the Series B Certificates, shares of Series B Preferred Stock having a Stated Value that has been increased as a result of all Series B Preferred Accumulated Dividends that have accumulated since the applicable amendment or issue of the Series B Preferred Stock in respect of shares of Series B Preferred Stock outstanding as of such date and the Company has paid a Series B Preferred Cash Dividend for such dividend period with respect to any shares of Series B Preferred Stock that remain outstanding.
        Liquidation Event.    Subject to the rights of the holders of any Senior Stock or Parity Stock in connection therewith, upon any Liquidation Event (as defined below), each holder of Series B Preferred Stock shall be entitled to be paid, out of the assets of the Company legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock in connection with such Liquidation Event, an amount per share of Series B Preferred Stock held by such holder equal to the sum of (i) the Stated Value plus (ii) all accumulated and unpaid dividends, if any, with respect to such share calculated through the day prior to such payment.A "Liquidation Event" means (i) effecting any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (ii) any voluntary or involuntary filing for bankruptcy, insolvency, receivership or any similar proceedings by or against the Company or any of its subsidiaries that holds, directly or indirectly, all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis, (iii) a receiver or trustee is appointed for all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis or (iv) the Company or any subsidiary of the Company that owns all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis makes an assignment for the benefit of its creditors.

        Voting Rights.    Other than any voting rights provided by applicable law or as expressly provided by the Series B Certificates, the holders of the Series B Preferred Stock (in their capacities as such) do not have voting rights of shareholders under the Series B Certificates, the Second Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws and the Securities Act, on account of the shares of Series B Preferred Stock from time to time held by such holders.

        As If Converted Voting.    From and after such time as the Conversion Conditions are satisfied, on each matter submitted to a vote of the stockholders of the Company other than the election of directors, the shares of Series B Preferred Stock shall vote with the Common Stock as a single class. Each share of Series B Preferred Stock shall have a number of votes equal to the number of shares of Common Stock that such share of Series B Preferred Stock would have been converted into pursuant to conversion upon failure to redeem as of the record date for the applicable vote of stockholders (without giving effect to the Conversion Floor (as hereinafter defined)), with such record date being deemed to be the Conversion Date (as defined below); provided, that, for so long as the Company is subject to the NASDAQ Marketplace Rules, for purposes of any shareholder approvals required pursuant to Nasdaq Marketplace Rule 5635(a), (b), (c) and (d) as in effect on the date hereof, each share of Series B Preferred Stock shall have a number of votes determined by dividing (i) the Stated Value plus, without duplication, accrued and unpaid dividends as of the record date for the applicable vote of stockholders by (ii) the greater of (a) the VWAP per share of Common Stock for the 30 consecutive trading days ending on the trading day immediately prior to the record date for the applicable vote of stockholders and (b) $2.83 (equitably adjusted for any stock dividend (including any dividend of securities convertible into or exchangeable for Series B Preferred Stock or Common Stock), stock split (including a reverse stock split), stock combination, reclassification or similar transaction). "Conversion Conditions" means satisfaction of the following conditions: both (x) the holders of the Company's capital stock entitled to vote on such matters shall have approved the issuance of the Common Stock upon conversion of the Series B Preferred Stock in compliance with Nasdaq Marketplace Rule 5635, and (y) at least sixty days shall have elapsed following the Mandatory Redemption Date (as defined below).

        Consent Rights.    Until the Dividend Cessation Date of all Series B Preferred Stock, the Company shall not, and shall cause its subsidiaries not to, directly or indirectly (whether by merger, consolidation, amendment of the Series B Certificates or otherwise), without the prior written approval of Ares:

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create, or authorize the creation of, or issue or obligate itself to issue any shares of, (A) Senior Stock, (B) other than pursuant to the Preferred Exchange Agreement or the Rights Offering, Parity Stock (including any Series B Preferred Stock), (C) any capital stock that votes as a single class with the Series B Preferred Stock on any of the matters which require the consent of the holders of a majority of the Series B Preferred Stock, or (D) any capital stock of a Subsidiary of the Company, other than issuances by a wholly owned subsidiary of the Company to the Company;

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reclassify, alter or amend any capital stock of the Company or its subsidiaries if such reclassification, alteration or amendment would render such other capital stock senior to or pari passu with the Series B Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company or the payment of dividends;

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enter into any agreement with respect to, or consummate, any merger, consolidation or similar transaction with any other person pursuant to which the Company or such subsidiary would not be the surviving entity in such transaction, if as a result of such transaction, any capital stock or equity or equity-linked securities of such person would rank senior to or pari passu with the Series B Preferred Stock as to the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the surviving entity or such subsidiary;

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assume, incur or guarantee, or authorize the creation, assumption, incurrence or guarantee of, any indebtedness for borrowed money (specifically excluding letters of credit, performance or payment bonds, and capitalized lease obligations) if, after taking into account such assumption, incurrence or guarantee of such indebtedness for borrowed money, the aggregate outstanding amount of such indebtedness for borrowed money of the Company and its subsidiaries would exceed $5,000,000 on a consolidated basis, other than any indebtedness for borrowed money under the Third A&R Credit Agreement (or any refinancing thereof) in a principal amount not to exceed the specified debt limit;

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authorize or consummate any Change of Control (as defined in the Series B Certificates) or Liquidation Event unless on or prior to the consummation of such Change of Control or Liquidation Event, all shares of Series B Preferred Stock will be redeemed, paid or purchased in full at the price specified in this Series B Certificates, as applicable;

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alter, amend, supplement, restate, waive or otherwise modify any provision of the Series B Certificates or any other governing document of the Company (including the Second Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and any other certificate of designations) in a manner that would reasonably be expected to be materially adverse to the rights or obligations of the holders of the Series B Preferred Stock; provided that any amendments that are either (i) adversely disproportionate to holders of the any series of Series B Preferred Stock as compared to other holders of the other Series B Preferred Stock or (ii) adversely affect the definition of Cash Dividend Rate or Accumulated Dividend Rate or the redemption required by the Series B

•	Certificates shall require the prior written approval of each adversely affected holder of Series B Preferred Stock;

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alter, amend, supplement, restate, waive or otherwise modify or enter into any governing document of the Company or any other document to which the Company is or will be party or by which it or any of its property is or will be bound in a manner that is reasonably expected to be adverse to the rights of the holders of the Series B-1 Preferred Stock or the holders of the Series B-2 Preferred Stock to appoint a Series B Director;

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at any time when the Company is prohibited from making Class A Cash Dividends, utilize the restricted payment basket set forth in the Third A&R Credit Agreement for any purpose other than making a Series B Preferred Cash Dividends or redeeming, repurchasing or otherwise retiring Series B Preferred Stock, provided that any dividends paid in respect of each share of Series B Preferred Stock shall be made on a pro rata basis and any redemptions, repurchases or other retirements of shares of Series B Preferred Stock shall comply with the respective Series B Certificates;

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enter into any amendment to the Third A&R Credit Agreement (including an amendment and restatement or refinancing) that materially and adversely affects the ability of the Company to make cash dividend payments, liquidation payments or redemption payments;

•	increase the size of the Board;

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conduct any business or enter into or conduct any transaction or series of transactions with, or for the benefit of, any affiliate of the Company (other than transactions with or among wholly-owned subsidiaries of the Company) other than (A) compensation of members of the Board and officers, in their capacity as such, as approved by the Board, (B) payments of dividends on and redemption or repurchase of Series A Preferred Stock or Series B Preferred Stock, (C) actions taken pursuant to any agreement with an affiliate in effect as of the amendment date or issue date or (D) transactions with portfolio companies of affiliates of the Company, including portfolio companies or subsidiaries of any parent company of any affiliate (including, with respect to Oaktree, Brookfield Asset Management, Inc.), in the ordinary course of business on arms-length terms;

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enter into any transaction, contract, agreement or series of related transactions, contracts or agreements with respect to the provision of services to customers involving aggregate consideration in excess of $175,000,000 in the case of the Issuer's operations involved in the provision of rail infrastructure services or in case of other operations, in excess of $125,000,000;

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the Company shall not, and shall cause its Subsidiaries (other than SAIIA Holdings, LLC ("SAIIA") and Subsidiaries of SAIIA) not to, directly or indirectly (whether by merger, consolidation, amendment of this Series B Certificates or otherwise), without the prior written approval of Ares:

◦	enter into any agreement with respect to, or consummate, any merger, consolidation or similar transaction with SAIIA or any of its subsidiaries;

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assume, incur or guarantee, or authorize the creation, assumption, incurrence or guarantee of, any Indebtedness (as defined in the Third A&R Credit Agreement) or other obligations or liabilities of (including the assumption of any joint and several liabilities), by, or for the benefit of SAIIA or any of its subsidiaries, other than Permitted Investments (as defined below);

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create, incur, assume or permit to exist any lien upon or with respect to any property or assets (whether now owned or hereafter acquired) for the benefit of SAIIA or any of its subsidiaries or securing any obligations of SAIIA or any of its subsidiaries, other than Permitted Investments;

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consummate any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions), including any disposition by means of a merger, consolidation or similar transaction, of any shares of Capital Stock of a Subsidiary or any other assets of the Company or any Subsidiary to SAIIA or any of its Subsidiaries, other than Permitted Investments; or

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make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any capital stock, bonds, notes, debentures or other debt securities of, SAIIA or any of its subsidiaries (collectively, the "Investments"), except (x) in connection with intercompany services in the ordinary course of business and consistent with past practice, including services in connection with payroll, cash management, cash pooling, tax management and working capital management, (y) Investments and any other transaction described in the three items above that in the aggregate do not to exceed in any fiscal year, $10,000,000 plus the actual cash dividends or other distributions in respect of capital stock received by the Company and its subsidiaries (other than SAIIA and its subsidiaries) from SAIAA and its subsidiaries and (z) joint and several obligations of SAIIA and its subsidiaries with the Company and its subsidiaries with respect to (A) the Third A&R Credit Agreement (including any refinancing thereof in compliance with these provisions) and (B) surety bonds, in each case other than in connection with indebtedness, letters or credit, or surety bonds incurred for the benefit of SAIIA and its subsidiaries subsequent to the date of this Agreement (collectively, "Permitted Investments").

        Optional Redemption.    The Company may, at any time and from time to time, redeem all or any portion of the any series of Series B Preferred Stock then outstanding at the Optional Redemption Price per share; provided, that any redemption of less than all of the such series of Series B Preferred Stock outstanding shall be on a pro rata basis among the holders of the series of Series B Preferred Stock in accordance with the number of shares of Series B-3 Preferred Stock then held by such holders. The Optional Redemption Price is a price per share of Series B Preferred Stock in cash equal to the greater of (i) the Stated Value thereof plus all accrued and unpaid dividends thereon since the immediately preceding Dividend Date calculated through the day prior to such redemption and (ii) $1,500, plus all accrued and unpaid dividends thereon since the immediately preceding Dividend Date calculated through the day prior to such redemption, minus the amount of any Series B-3 Preferred Cash Dividends actually paid on such share of Series B-3 Preferred Stock since the applicable amendment or issue date of the Series B Preferred Stock.

        Mandatory Redemption.    On February 15, 2025, the Company shall redeem all shares of Series B Preferred Stock then outstanding at the Mandatory Redemption price per share. The Mandatory Redemption price per share equals a price per share of Series B Preferred Stock in cash equal to the Stated Value thereof plus all accumulated and unpaid dividends thereon calculated through the day prior to such redemption.
        If the Company does not redeem all shares of Series B Preferred Stock outstanding within sixty (60) days from the Mandatory Redemption Date, then during the period from the sixtieth (60th) day following the Mandatory Redemption Date until the date upon which all shares of Series B-3 Preferred Stock then outstanding are redeemed in full,

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to the fullest extent permitted by applicable law, the Board shall owe a fiduciary duty to all holders of Series B Preferred Stock and accordingly, shall owe the same fiduciary duties to holders of Series B Preferred Stock and the holders of the Common Stock as if the Series B Preferred Stock and the Common Stock comprise a single class of common stock of the Company;

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the size of the Board shall be increased such that holders of Series B Preferred Stock shall, so long as any shares of Series B Preferred Stock remain outstanding, at all times have the right to designate and appoint (and the corresponding right to remove and fill vacancies respecting) a majority of the members of the Board (including any committees thereof) acting by a vote of a majority of shares of the Series B Preferred Stock voting together as a class; provided that, for so long as the Company is subject to the NASDAQ Marketplace Rules, the holders of Series B Preferred Stock shall only have such rights if on an as-converted basis calculated in accordance with conversion rates of the Series B Certificates (without giving effect to the Conversion Floor), the holders of Series B Preferred Stock and their affiliates "beneficially own" (within the meaning of Rule 13d-3 under the Exchange Act) greater than 50% of the voting power of the Common Stock and the Series B Preferred Stock voting as a single class; and

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the Accumulated Dividend Rate and the Cash Dividend Rate shall each be increased to a rate of 25% per annum on the Series B Preferred Stock until the redemption in full of all of the Series B Preferred Stock in accordance with the terms of the Series B Certificates.

        Redemption in Connection with Certain Events.    Subject to compliance with the terms of the Third A&R Credit Agreement, the Company is required to redeem all of the Series B Preferred Stock as a condition to the consummation of a Change in Control at the Optional Redemption Price, as well as use the net cash proceeds from any Qualifying Equity Sale or Significant Disposition to redeem the maximum number of shares of Series B Preferred Stock, on a pro rata basis, at the Optional Redemption Price that are redeemable from the net cash proceeds from such Qualifying Equity Sale or Significant Disposition.

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A "Change of Control" means any (a) direct or indirect acquisition (whether by a purchase, sale, transfer, exchange, issuance, merger, consolidation or other business combination) of shares of capital stock or other securities, in a single transaction or series of related transactions, (b) merger, consolidation or other business combination directly or indirectly involving the Company (c) reorganization, equity recapitalization, liquidation or dissolution directly or indirectly involving the Company, in each case for clauses (a) - (c) which results in any one person, or more than one person that are affiliates or that are acting as a group, other than a permitted holder, acquiring direct or indirect ownership of equity securities of the Company which, together with the equity securities held by such person, such person and its affiliates or such group, constitutes more than 50% of the total direct or indirect voting power of the equity securities of the Company, taken as a whole, or (d) direct or indirect sale, lease, exchange, transfer or other disposition, in a single transaction or series of related transactions, of assets or businesses that constitute or represent all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to a person other than the Company, any of its subsidiaries, or a permitted holder; provided, that no Change of Control shall be deemed to have occurred pursuant to clause (a) due to the acquisition of shares of Common Stock by Oaktree or its affiliates upon (x) the conversion of shares of Series A Preferred Stock held by Oaktree or its affiliates on the date hereof into shares of Common Stock, (y) pursuant to Section 3.6 of the Merger Agreement or (z) the exercise of any warrants. For the avoidance of doubt, a Change of Control shall be deemed to have occurred if Oaktree acting alone or in a group (as defined in Section 13(d)(3) of the Exchange Act)) with any Person (other than another Permitted Holder) consummates a merger, acquisition or similar transaction with the Company or any of its Subsidiaries.

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A "Qualifying Equity Sale" means the sale by the Company or any of its subsidiaries of any capital stock of the Company or such subsidiary, including the sale of such capital stock upon the cash exercise of any warrants issued by the Company; provided that "Qualifying Equity Sale" shall not include (i) sales of any Common Stock of the Company or derivatives thereof (such as options) to management, consultants or directors of the

Company or any of its subsidiaries pursuant to a stock incentive plan approved by the Board, (ii) sales of capital stock to the extent the proceeds thereof are used to maintain the Company's solvency (as reasonably determined by the Board as of the date of issuance) or to avoid a default under any bona-fide credit agreement to which the Company or any of its subsidiaries are subject (e.g., an equity cure) with any lender, (iii) issuances of capital stock of the Company to any person as consideration for any bona-fide acquisition by the Company or any of its subsidiaries approved by the Board (including any Board member nominated by Ares) and the primary purpose of which is not to obtain financing, (iv) issuance of capital stock pursuant to the Third Equity Commitment Agreement, the Preferred Exchange Agreement or the Rights Offering or (v) issuance of Common Stock upon exercise of outstanding options or warrants or conversion of convertible securities.

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A "Significant Disposition" means any direct or indirect sale, lease, license, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of any assets or businesses of the Company and/or its subsidiaries outside the ordinary course of business for which the Company and/or its subsidiaries receives consideration having a value in excess of $5,000,000.

        Conversion into Common Stock in Connection with Certain Events.    If the Conversion Conditions are satisfied, a majority of the holders of the Company's Series B Preferred Stock can elect to convert the Series B Preferred Stock into shares of the Company's Common Stock. Each holder of Series B Preferred Stock will be issued a number of shares of Common Stock determined by dividing (i) the Stated Value plus, without duplication, accrued and unpaid dividends as of the Conversion Date for the share(s) of Series B Preferred Stock to be converted by (ii) the VWAP per share of Common Stock for the 30 consecutive trading days ending on the trading day immediately prior to the Conversion Date; provided, that, for so long as the Company is subject to the NASDAQ Marketplace Rules, clause (ii) shall equal the greater of (a) the VWAP per share of Common Stock for the 30 consecutive trading days ending on the trading day immediately prior to the Conversion Date and (b) $0.28 (equitably adjusted for any stock dividend (including any dividend of securities convertible into or exchangeable for Series B Preferred Stock or Common Stock), stock split (including a reverse stock split), stock combination, reclassification or similar transaction) (such amount in this clause (b) as so adjusted, the "Conversion Floor").

        Board Designation Rights.    The Series B-1 Certificate and Series B-2 Certificate, but not the Series B-3 Certificate, provide Ares with a right to designate directors to our Board as follows.

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From and after the initial issuance of the Series B-1 Preferred Stock, and for so long as Ares and its Affiliates holds at least 50% of the Series B-1 Preferred Stock issued to Ares on such date, the Series B-1 Preferred Stock shall have the right to designate and appoint the First Series B Director. Ares shall have the exclusive right to designate and appoint or replace, either in writing without a meeting or by vote at any meeting called for such purpose, the First Series B Director. Upon Ares and its Affiliates no longer holding at least 50% of the Series B-1 Preferred Stock issued to Ares on the initial closing date, the term of the First Series B Director will end and the First Series B Director immediately shall cease to be a director.

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From and after September 13, 2019, and for so long as Ares and its Affiliates holds at least 50% of the Series B-2 Preferred Stock issued to Ares on the initial closing date of the Series B-2 Preferred stock, the Series B-2 Preferred Stock shall have the right to designate and appoint a Second Series B Director. Ares shall have the exclusive right to designate and appoint or replace, either in writing without a meeting or by vote at any meeting called for such purpose, the Second Series B Director. Upon Ares and its Affiliates no longer holding at least 50% of the Series B-2 Preferred Stock issued to Ares on the initial issuance date of the Series B-2 Preferred Stock, the term of the Second Series B Director will end and the Second Series B Director immediately shall cease to be a director.

Certain Anti-Takeover Provisions of Delaware Law, the Company's Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Delaware General Corporation Law Section 203

We are subject to a provision in our Second Amended and Restated Certificate of Incorporation that is substantially similar to Section 203 of the DGCL, but excluding certain stockholders and each of their respective successors, certain affiliates and each of their respective transferees from the definition of “interested stockholder.” Section 203 (and the substantially similar provision contained in our Second Amended and Restated Certificate of Incorporation) prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns fifteen percent (15%) or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than ten percent (10%) of our assets. However, the above provisions of Section 203 do not apply if:

•	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

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after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least eighty-five percent (85%) of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

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on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Classification of Board

Our Second Amended and Restated Certificate of Incorporation provides that our Board is classified into three classes of directors. The members of each class serve for a three-year term. The terms are staggered, so that each year the term of only one of the classes expires. Staggering directors' terms makes it more difficult for a potential acquirer to seize control of us through a proxy contest, even if the acquirer controls a majority of our stock, because only one-third of the directors stands for election in any one year.

Classification of Board; Change in Number of Directors

In addition, our Second Amended and Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors. Subject to the terms of the Third Amended and Restated Investor Rights Agreement, our Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances. Our Second Amended and Restated Certificate of Incorporation provides that the authorized number of directors may be changed only by a resolution adopted by the Board of Directors.

Amendment Requirements

Our Second Amended and Restated Certificate of Incorporation requires the approval by affirmative vote of the holders of at least two-thirds of the Common Stock to make any amendment to key provisions of our Second Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws (and with respect to our Amended and Restated Bylaws, 80% in some cases).

Future Issuances of Stock

Our authorized but unissued Common Stock and Preferred Stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Special Meeting of Stockholders

Our Amended and Restated Bylaws provide that special meetings of our stockholders may be called only by (i) the chairman of our Board, (ii) our Chief Executive Officer, (iii) a majority of our Board or (iv) directors designated by the M III Sponsor or Oaktree subject to certain conditions. Further, our Second Amended and Restated Certificate of Incorporation has a

prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Amended and Restated Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder's notice will need to be received by the secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders.

If our annual meeting is called for a date that is not within 45 days before or after such anniversary date, a stockholder's notice will need to be received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which we first publicly announce the date of the annual meeting.

Our Amended and Restated Bylaws also specify certain requirements as to the form and content of a stockholder's notice for an annual meeting. Specifically, a stockholder's notice must include:

•	a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business and the reasons for conducting such business at the annual meeting;

•	the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made;

•	the class or series and number of shares of our capital stock owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made;

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a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder;

•	any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business; and

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before such meeting.

These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified us of such stockholder's intention to present such proposal at an annual meeting in compliance with Rule 14a-8 of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in the proxy statement we prepare to solicit proxies for such annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. The foregoing provisions may limit our stockholders' ability to bring matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Limitation of Liability and Indemnification

Our Second Amended and Restated Certificate of Incorporation provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Second Amended and Restated Certificate of Incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL.

Our Amended and Restated Bylaws also permit us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors' and officers' liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

We have also entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our current Second Amended and Restated Certificate of Incorporation and under Delaware law. The indemnification agreements require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions and, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.